Exhibit 10.8.4
Coca-Cola Enterprises, Inc.
Form of Stock Option Agreement For
Senior Officers in the United States

Name of Optionee:

Number of Options, each one for one share of common stock of Coca-Cola Enterprises, Inc.:

Grant Date:

Option Expiration Date, ten years from the Grant Date:

Option Exercise Price:

Service Date(s):

The terms and conditions applicable to the grant of stock options made by Coca-Cola Enterprises, Inc. (the “Company”) to U.S. executives on [Grant Date] are described below.

This grant was made under the Coca-Cola Enterprises, Inc. 2010 Incentive Award Plan (As Amended Effective February 7, 2012) (the “Plan”), the terms of which are incorporated into this document. All capitalized terms in this agreement (the “Agreement”) shall have the meaning assigned to them in this Agreement or in the Plan.

1.
Grant of Options. A stock option (also referred to as an option) is the right to purchase a share of the Company’s stock at a specified price. The exercise price of stock options granted to you on [Grant Date] is [Option Exercise Price], the closing trading price of the Company's stock on that date.

2.	Vesting of Options. The stock options under this grant vest (become exercisable) at the earliest of:

a.	As long as you are continuously employed by (or, subject to the terms of your 2012 employment agreement, providing consulting services to) the Company or a Subsidiary through the Service Date(s).

b.	One-hundred percent (100%) upon your death or termination due to Disability

c.
On a pro rata basis in the event of your Severance Termination. The pro rata fraction is determined for each unvested tranche of options by dividing the number of months between the grant date and your termination date by the number of months between the grant date and the applicable Service Date.

d.	One-hundred percent (100%) in the event of your Severance Termination within 24 months following a Change in Control of the Company (as defined in the Plan)

3.
Term of Options. You have until [Option Expiration Date] to exercise any vested options, except that any options that are or become vested at the time of your termination of employment due to your death or Disability may only be exercised up to the earliest of (i) Option Expiration Date] and (ii) 60 months following such termination.

4.    Definitions. For purposes of this grant, the following definitions apply:

a.
“Cause” means (i) willful or gross misconduct by you that is materially detrimental to the Company or a Subsidiary, including but not limited to a willful violation of the Company’s trading policy or code of business conduct that is materially detrimental to the Company or a Subsidiary, (ii) acts of personal dishonesty or fraud by you toward the Company or a Subsidiary, (iii) your conviction of a felony, except for a conviction related to vicarious liability based solely on your position with the Company or a Subsidiary, provided that you had no involvement in actions leading to such liability or had acted upon the advice of the Company’s or a Subsidiary’s counsel, or (iv) your refusal to cooperate in an investigation of the Company or a Subsidiary if requested to do so by the Board of Directors of the Company. For purposes of this definition of Cause, no act or failure to act by you shall be considered “willful” unless it occurs without your good faith belief that such act or failure to act was in, or not contrary to, the best interests of the Company. Before you may be terminated for Cause, you shall be given 30 days to cure your misconduct, if cure is possible.

b.
“Disability” means your inability by reason of a medically determinable physical or mental impairment, to engage in the ordinary duties of your position with the Company, which condition, in the opinion of a doctor mutually agreed upon by you and the Company, is expected to have a duration of not less than one year.

c.
“Good Reason” means (i) a material diminution of duties, responsibilities or authority or a material adverse change in the scope of authority, as measured from your first role with the Company on October 2, 2010, (ii) a reduction in base salary or annual target cash incentive opportunity, or (iii) a change from the work location specified in your employment agreement with the Company that was not mutually agreed upon in writing by you and the Company, provided, however, that (A) you do not consent in writing to such event, (B) you give written notice to the Company within 60 days of the date on which you first receive notice of the circumstances giving rise to the event, (C) the Company has not remedied the matter within 30 days, and (D) if the matter is not remedied, you actually separate from service.

d.
“Severance Termination” means your involuntary termination without Cause or, within 24 months following a Change in Control of the Company, your voluntary termination for Good Reason, provided you execute a release of all potential claims against the Company at the time and in the manner specified in your employment agreement with the Company.

5.	Exercise of Options. You may exercise your vested options by following the procedures established from time to time by the Company.

6.    Nature of Grant. In accepting the grant, you are acknowledging that:

a.
the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan;

b.
the grant of the options is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted repeatedly in the past;

c.	all decisions with respect to future option grants, if any, will be at the sole discretion of the Company; and

d.
in consideration of the grant of options, no claim or entitlement to compensation or damages shall arise from termination of the options or diminution in value of the options or shares purchased through exercise of the options resulting from termination of your employment by the Company or your employer (for any reason whatsoever and whether or not in breach of local labor laws), and you irrevocably release the Company and your employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by accepting this grant, you shall be deemed irrevocably to have waived your entitlement to pursue such claim.

7.
Responsibility for Taxes. Regardless of any action the Company or your employer takes with respect to any or all income tax, social insurance, payroll tax or other tax-related (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and may exceed the amount actually withheld by the Company or your employer. You further acknowledge that the Company and/or your employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the option grant, including the grant, vesting or exercise of the option, the subsequent sale of shares acquired pursuant to such exercise and the receipt of any dividends; and (ii) do not commit and are under no obligation to structure the terms of the grant or any aspect of the option to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further if you become subject to tax in more than one jurisdiction between the grant date and the date of any relevant taxable event, you acknowledge that the Company and/or your employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant tax withholding event, you will pay or make adequate arrangements satisfactory to the Company and/or your employer to satisfy all Tax-Related Items obligations of the Company and/or your employer. In this regard, you authorize the Company and/or your employer to withhold all applicable Tax-Related Items legally payable by you from your wages or other cash compensation paid to you by the Company and/or your employer. Alternatively, or in addition, the Company or your employer may (i) withhold from the proceeds of the sale of shares that you acquire upon exercise of the options to meet the withholding obligation for Tax-Related Items, and/or (ii) withhold in shares to be issued upon exercise, provided, however, that withholding in shares of Stock shall be subject to approval by the Committee to the extent deemed necessary or advisable by counsel to the Company at the time of any relevant tax withholding event. To avoid negative accounting treatment, the Company may only withhold the amount of shares necessary to satisfy the minimum withholding amount. Finally, you will pay to the Company or your employer any amount of Tax-Related Items that the Company or your employer may be required to withhold as a result of your participation in the Plan or your purchase of shares that cannot be satisfied by the means described above. The Company may refuse to honor the exercise and refuse to deliver the shares or the proceeds of the sale of shares to you if you fail to comply with your obligations in connection with the Tax-Related Items.

8.
Deemed Acceptance of Grant. You will be deemed to have accepted the grant and the terms and conditions of the Plan and this document unless you notify the Company otherwise in writing. This deemed acceptance will apply even if you do not acknowledge acceptance though the electronic means the Company may make available.

9.
Repayment/Forfeiture.  Any benefits you may receive hereunder shall be subject to repayment or forfeiture as may be required to comply with (i) any applicable listing standards of a national securities exchange adopted in accordance with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recovery of erroneously awarded compensation) and any implementing rules and regulations of the U.S. Securities and Exchange Commission adopted or (ii) similar rules under the laws of any other jurisdiction.

10.
Data Privacy. By accepting this award, you hereby explicitly consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Award Agreement by and among, as applicable, your employer, the Company, and Affiliated Companies for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Company and your employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all restricted stock units or any other entitlement to shares awarded, canceled, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Plan (“Data”). You understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required to a broker, escrow agent or other third party with whom the shares received upon vesting of the restricted stock units may be deposited. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consent herein, in any case without cost, by contacting in writing the Executive Compensation Office. You understand that refusal or withdrawal of consent may affect your ability to participate in the Plan.

11.
Severability. If one or more of the provisions of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Agreement to be construed so as to foster the intent of this Agreement and the Plan.

12.
Waiver. The waiver by the Company with respect to your (or any other Participant’s) compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by you of any provision of this Agreement.

13.
Imposition of Other Requirements. The Company reserves the right to impose other requirements on your participation in the Plan, on the Options and on any shares of Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

14.
No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying shares of Stock. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

15.	Headings. The headings in this Agreement have been inserted for convenience of reference only, and are to be ignored in any construction of the provisions of this Agreement.

16.
Plan Administration. The Company is the administrator of the Plan, whose function is to ensure the Plan is managed according to its respective terms and conditions. A request for a copy of the Plan and any questions pertaining to the Plan should be directed to:

COCA-COLA ENTERPRISES, INC.
EXECUTIVE COMPENSATION OFFICE
2500 WINDY RIDGE PARKWAY
ATLANTA, GA, 30339
USA
(678) 260-3000